Exhibit 23.1

Consent Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” and to the use of our report dated February 27, 2020, included in the Proxy Statement of Tocagen Inc. that is made a part of the Registration Statement on Form S-4 and related Prospectus of Tocagen Inc. for the registration of shares of its common stock.

/s/ Ernst & Young LLP
San Diego, California
March 24, 2020